Exhibit 99.1

MOTIVE REPORTS FIRST QUARTER 2008 UNAUDITED

FINANCIAL RESULTS

Significant Improvements Achieved in Operating and Financial Performance

AUSTIN, Texas, April 30, 2008 – Motive, Inc. (OTC: MOTV), a leading provider of service management software for broadband and mobile data services, today filed with the Securities and Exchange Commission a Form 8-K providing unaudited financial results for the three months ended March 31, 2008.

For the three months ended March 31, total revenue was $18.6 million, up 45% compared with revenues of $12.8 million for the same period last year.

For the first quarter, the company reported a net loss of $821 thousand, or $(0.03) per share, an 89% reduction compared with a net loss of $6.9 million, or $(0.25) per share for the first quarter of 2007.

“We achieved significant improvements in operating and financial performance this quarter,” said Alfred Mockett, Motive chairman and chief executive officer. “Strict cost reductions and controls put in place last year drove down operating expenses by close to 16%, to $11.3 million for the period. Our overall gross margin improved to 55% from 48% for the same period last year.”

“Bookings for the quarter continue to reflect seasonal buying patterns and were somewhat disappointing at $6.6 million. However, we secured contracts with 25 individual customers across sales channels, products and geographies,” said Mr. Mockett.

Company headcount was 298 at quarter-end, compared to 308 at December 31, 2007.

At quarter-end the company cash and short-term investments totaled $17.1 million, compared with $25.5 million at December 31, 2007. This decline in part reflects putting $2.5 million of cash into escrow in Q1 as part of the litigation settlement of the class action lawsuit. Historically second half cash performance is much stronger than first half.

“We remain confident of achieving positive cash flow during the fourth quarter of this year” added Mr. Mockett.

“On another important front,” continued Mr. Mockett, “Thomas Weisel continues to work with us on strategic alternatives amidst the uncertainties of today’s capital markets. We continue to evaluate a range of options, and hope to bring the process to conclusion this summer.”

As previously announced, Motive intends to file unaudited financial statements each quarter under Form 8-K until it is able to file audited and reviewed financial statements. Motive anticipates that audited and reviewed financial statements will be completed during the fourth quarter this year.

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty.

Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, our history of operating losses and net losses, our ability to timely complete the restatement of our historical financial results and timely complete our financial statements for the years ended December 31, 2005, December 31, 2006 and December 31, 2007, and for interim periods since December 31, 2006, the ability of our new independent accounting firm to complete its audits and reviews of our financial statements, our ability to complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing SEC investigation, the completion of previously announced settlements of securities and shareholder derivative litigation, and those additional risk factors and uncertainties discussed in our filings with the SEC, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

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Contacts

For investors:

Mike Fitzpatrick

Motive, Inc.

(512) 531-1044 W

(512) 983-7065 M

Mike.fitzpatrick@motive.com

For Media:

The Torrenzano Group:

Al Bellenchia

Managing Director

(212) 681-1700 x 156

abellenchia@torrenzano.com

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED AND UNREVIEWED)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2008
Revenue:
License fees	$10,510	$14,920
Services	2,297	3,696

Total revenue	12,807	18,616

Cost of revenue:
License fees	515	1,069
Amortization of acquired technology	550
Services	5,616	7,371

Total cost of revenue	6,681	8,440

Gross margin	6,126	10,176
Operating expenses:
Sales & marketing	4,804	3,830
Research & development	3,580	3,320
General & administrative	4,897	3,997
Amortization of intangibles	138	138

Total operating expenses	13,419	11,285

Loss form operations	(7,293)	(1,109)
Interest income and expense, net	453	215
Other income (expense), net	10	163

Loss before income taxes	(6,830)	(731)
Provision for income taxes	104	90

Net loss	(6,934)	(821)

Basic and diluted loss per share	$(0.25)	$(0.03)

Shares used in computing basic and diluted loss per share	27,581	27,663

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED AND UNREVIEWED)

(in thousands, except per share amounts)

	December 31, 2007	March 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$21,410	$16,218
Short-term investments	4,042	900
Accounts receivable, net	9,258	10,912
Prepaid expenses and other current assets	4,491	4,825

Total current assets	39,201	32,855

Property and equipment, net	3,442	3,194
Goodwill	39.656	39,656
Other intangibles, net	573	435
Other assets	1,189	2,316

Total assets	$84,061	$78,456

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$3,043	$4,422
Accrued liabilities	20,642	13,766
Deferred revenue	43,104	45,949
Financing obligation payable	133	—

Total current liabilities	66,922	64,137
Deferred revenue	23,947	21,419

Total liabilities	90,869	85,556

Stockholders equity (deficit)	(6.808)	(7,100)

Total liabilities and stockholders equity (deficit)	$84,061	$78,456